As filed with the Securities and Exchange Commission on March 9, 2018

Registration No. 333-134002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to the

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Mechanical Technology, Incorporated

 (Exact name of Registrant as specified in its charter)

New York	14-1462255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

325 Washington Avenue Extension

Albany, New York 12205

(518) 218-2550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick W. Jones

Chief Executive Officer and Chief Financial Officer

Mechanical Technology, Incorporated

325 Washington Avenue Extension

Albany, New York 12205

(518) 218-2550

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Penny Somer-Greif, Jr.

 Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

 100 Light Street

 Baltimore, MD 21202

(410) 862-1141

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-3, File No. 333-134002 (the “Registration Statement”), of Mechanical Technology, Incorporated (the “Registrant”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2006, and that registered the offer and sale of up to $40 million of shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), debt securities, warrants and units (collectively, the “Securities”).

The Registrant has terminated the offering of Securities contemplated by the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all Securities registered for offer and sale pursuant to the Registration Statement but not sold under the Registration Statement as of the date hereof.

Subsequent to the effectiveness of this Post-Effective Amendment No. 1, the Registrant intends to terminate the registration of its Common Stock, and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, through the filing of a Form 15 with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on March 9, 2018.

MECHANICAL TECHNOLOGY, INCORPORATED

By: /s/ Frederick W. Jones
Frederick W. Jones
Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frederick W. Jones	Chief Executive Officer, Chief Financial Officer and Secretary
Frederick W. Jones	(Principal Executive, Principal Financial and Accounting Officer)	March 9, 2018

/s/ David C. Michaels	Chairman
David C. Michaels		March 9, 2018

/s/ Edward R. Hirshfield	Director
Edward R. Hirshfield		March 9, 2018

/s/ Matthew E. Lipman	Director
Matthew E. Lipman		March 9, 2018

/s/ Thomas J. Marusak	Director
Thomas J. Marusak		March 9, 2018

/s/ William P. Phelan	Director
William P. Phelan		March 9, 2018

/s/ Michael Toporek	Director
Michael Toporek		March 9, 2018